Exhibit 5.1

May 23, 2014

Threshold Pharmaceuticals, Inc.

170 Harbor Way, Suite 300

South San Francisco, CA 94080

Ladies and Gentlemen:

We have represented Threshold Pharmaceuticals, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 12,626,157 shares of common stock, $0.001 par value per share (“Common Stock”), that are or may become issuable pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 EIP Shares”); (ii) 100,000 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2004 Employee Stock Purchase Plan (the “2004 ESPP Shares” and together with the 2014 EIP Shares, the “Shares”); and (iii) the preferred stock purchase rights (the “Rights”) associated with the Shares to be issued pursuant to that certain Preferred Shares Rights Agreement, dated as of August 8, 2006 (the “Rights Agreement”), as amended, between the Company and Mellon Investor Services LLC, as rights agent (the “Rights Agent”). The Company has requested our opinion in connection with certain related matters.

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Restated Certificate of Incorporation, as amended, and Bylaws, as currently in effect, the Rights Agreement, the Company’s 2014 Equity Incentive Plan (the “2014 EIP”), Amended and Restated 2004 Employee Stock Purchase Plan (the “2004 ESPP” and together with the 2014 EIP, the “Plans”) and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that we have not assumed the due execution and delivery of documents by the Company). We have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the associated Rights, when sold and issued in accordance with the applicable Plan and the Registration Statement and related Prospectuses, will be validly issued, and the Shares will be fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills

Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com